WASHINGTON MUTUAL INVESTORS FUND

and

WASHINGTON MANAGEMENT CORPORATION

BUSINESS MANAGEMENT AGREEMENT

AGREEMENT, dated this 21st day of December, 2012, by and between Washington Mutual Investors Fund (the "Fund"), and Washington Management Corporation (the "Corporation").

WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940 (the "1940 Act");

WHEREAS, the Fund seeks to enter into this Agreement with the Corporation to become effective upon the anticipated assignment and termination (the “Effective Time”) of the Business Management Agreement dated as of July 1, 2010, as amended from time to time, by and between the Fund and the Corporation;

WHEREAS, the Corporation is ready, willing and able to act as business manager of the Fund;

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and between the parties hereto as follows:

1. The Corporation, as business manager for the Fund, will:

(a) Furnish the Fund the services of persons to perform the executive, administrative and clerical services in the management and conduct of the corporate business and affairs of the Fund. Such services shall include, but not be limited to, those services set forth in Exhibit A, attached to this agreement and made a part of it. The Corporation shall pay the compensation and travel expenses of all such persons, who shall serve without additional compensation from the Fund. The Corporation shall also, at its expense, provide suitable office space (which may be in the office of the Corporation) and utilities; all necessary office equipment; and general purpose accounting forms, supplies, and postage used at the office of the Fund.

(b) The Fund shall pay all its expenses not assumed by the Corporation as provided herein. Such expenses shall include, but shall not be limited to, custodian, stock transfer and dividend disbursing agency fees and expenses; costs of the designing, printing, and mailing of reports, prospectuses, proxy statements, and notices to its shareholders; expenses of shareholders' meetings; taxes; insurance; expenses of the issuance, sale (including stock certificates, registration and qualification expenses), or repurchase of shares of the Fund; legal and auditing expenses; expenses pursuant to the Fund's Plans of Distribution; fees and expense reimbursements paid to directors and advisory board members; association dues; and costs of stationery and forms prepared exclusively for the Fund.

2. The Fund shall pay to the Corporation on or before the tenth (10th) day of each month, as compensation for the services and activities set forth in paragraph 1, rendered by the Corporation during the preceding month, an annual rate of:

0.1170% of the first $3 billion of such net assets

0.0550% of the next $5 billion of such net assets

0.0430% of the next $4 billion of such net assets

0.0420% of the next $9 billion of such net assets

0.0400% of the next $23 billion of such net assets

0.0375% of the portion of such net assets in excess of $44 billion.

For the purposes hereof, the daily net assets of the Fund shall be determined in accordance with the method set forth in the currently effective registration statement of the Fund.

Upon any termination of this agreement on a day other than the last day of the month the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

3. The right of the Corporation to receive such compensation, and the obligation of the Fund to pay the same, shall be subject to the following conditions: All ordinary operating expenses of the Fund shall in no event exceed in any fiscal year 1% of the average net assets of the Fund as annually determined. Costs incurred in connection with the purchase or sale of portfolio securities, including brokerage fees and commissions, which are capitalized in accordance with generally accepted accounting principles applicable to investment companies, shall be accounted for as capital items and not as expenses. If all expenses (including compensation to the Corporation) shall in any year exceed 1% of the average net assets, then, to the extent of any excess, the compensation to the Corporation shall be reduced or eliminated (as the case may be), notwithstanding which the Corporation will fully and faithfully perform all services required under the terms hereof. The Board of Trustees of the Fund may in its discretion either withhold a portion of the compensation owed for services if it shall appear to the Board that the total compensation for the year will be subject to year-end diminution, or recoup any excess compensation at year end.

4. The expense limitation described in paragraph 3 shall apply only to Class A shares issued by the Fund and shall not apply to any other class(es) of shares the Fund may issue in the future. Any new class(es) of shares issued by the Fund will not be subject to an expense limitation. However, notwithstanding the foregoing, to the extent the Business Manager is required to reduce its management fee pursuant to provisions contained in paragraph 3 due to the expenses of the Class A shares exceeding the stated limit, the reduction in the management fee will reduce the Fund’s management fee expense similarly for all other classes of shares of the Fund.

5. Nothing contained in this agreement shall be construed to prohibit the Corporation from performing investment advisory, business management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Corporation from engaging in such businesses or in other related or unrelated businesses. The Corporation shall have no liability to the Fund, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Fund not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

6. This agreement shall become effective at the Effective Time and continue in effect until the close of business on August 31, 2013. It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually (a) by the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and (b) by a majority of the Trustees who are not parties to the agreement nor interested persons (as that term is defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such continuance.

7. This agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, on sixty (60) days' written notice to the Corporation, or by the Corporation on like notice to the Fund. This agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

8. This agreement may be amended, supplemented, or extended by the parties hereto at any time.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

Attest:	WASHINGTON MUTUAL INVESTORS FUND

/s/ Jennifer L. Butler	By: /s/ Jeffrey L. Steele
Name: Jeffrey L. Steele
Title: President

Attest:	WASHINGTON MANAGEMENT CORPORATION

/s/ D. L. Lima	By: /s/ John H. Phelan, Jr.
D.L. Lima	Name: John H. Phelan, Jr.
Title: President

EXHIBIT A

TO

BUSINESS MANAGEMENT AGREEMENT

SERVICES TO BE PERFORMED BY

WASHINGTON MANAGEMENT CORPORATION (“WMC”)

PURSUANT TO SECTION 1

1.	Provide individuals that serve as officers and interested directors of the Fund.

2.	Furnish and compensate all persons required to perform WMC’s duties under the Business Management Agreement.

3.	In conjunction with the Fund’s Independent Board Chair, arrange and coordinate all Board and Committee Meetings. Prepare and distribute meeting schedules and maintain lists of regular agenda items for Board and Committee Meetings. Maintain a schedule of Board and Committee Meeting duties and requirements, including matters requiring Board action. Schedule includes annual action items such as action required for renewal of business management agreement, investment adviser agreement, 12b-1 plans, principal underwriting agreement, shareholder servicing agreements and regulatory filings.

4.	Prepare, collect and distribute, in conjunction with all service providers, Board and Committee Meeting materials and periodic and special reports to the Board in advance of meetings.

5.	Attend Board and Committee Meetings and draft Board and Committee Meeting minutes. Distribute minutes for review and prepare final form of minutes.

6.	Assist the Board in developing Fund policies and procedures.

7.	Establish procedures to assist the Board of Trustees with their oversight duties (including fund governance, contracts, accountant selection, insurance, net asset valuation, trustee independence, audit committee financial expert, chief compliance officer and interfund transactions).

8.	Assist in Board members’ on-going education. Provide new Board member orientation, and regularly inform the Board of industry and regulatory developments. Carry out instructions of the Board with respect to policy decisions.

9.	Assist the Board with approval of key service provider agreements. Assist the Governance Committee in obtaining data for evaluation purposes.

10.	Assist the Board in review and approval of WMC, the investment adviser, principal underwriter and Fund compliance programs.

11.	Collect and analyze comparative statistical data on investment results, operating expenses and growth of the Fund, sales and redemptions of the Fund’s shares, and prepare and submit the following reports on such data to the Board of Trustees:

a.	Brokerage commissions paid to securities dealers for transactions in portfolio securities of the Fund,
b.	Sales of the Fund shares by securities dealers,
c.	Comparative investment results and
d.	Net sales and redemptions of Fund shares.

12.	Assist Board members in maintaining their status as independent directors. Prepare, provide and review annual trustee and advisory board member questionnaires.

13.	Monitor the number of Trustees that have been elected by shareholders and the percentage of the Board that is independent by maintaining a schedule and periodically reviewing the ratio of Trustees elected by shareholders and the ratio of those that are independent.

14.	Assist the Board of Trustees in overseeing the development and operation of share class-based services to shareholders.

15.	Assist the Board and the Committee on Proxy Voting Procedures (the “Proxy Committee”) in developing, monitoring and updating proxy voting policies and procedures. Coordinate the voting of all proxies of the portfolio companies held by the Fund. Provide the personnel to support the Fund in voting all proxies in accordance with the Board’s policies. Execute the voting of proxies, maintain paper copy of proxy materials and voting record. Prepare monthly voting report, which is reviewed by Fund officers. Advise the Fund’s Board of any significant controversies relating to proxy votes. Schedule meetings of the Proxy Committee. Provide the Board with an annual report setting out the voting record of proxies.

16.	Provide copies of Securities and Exchange Commission (“SEC”) filings to Board members.

17.	Assist in making travel arrangements for Trustees and officers attending out-of-town meetings.

18.	Assist the Board in designating an Audit Committee Financial Expert.

19.	Assist the Board in designating a Fund Chief Compliance Officer.

20.	Provide financial and certain other reports to the Trustees.

21.	Provide support to the Fund’s Independent Board Chairman.

22.	Maintain or provide for the maintenance of certain Fund records, including corporate, tax and accounting records; SEC filings; tax filings; Board and Committee Meeting materials and minutes; code of ethics; Fund agreements; Fund procedures; documents concerning fidelity bond and D&O/E&O insurance; declaration of trust and by-laws. Periodically review files to verify completeness.

23.	Prepare or arrange for the preparation of all corporate filings and tax returns.

24.	Monitor the daily financial position of the Fund.

25.	Perform or arrange for the performance of fund accounting services other than the calculation of daily net asset value which is calculated by the investment adviser.

26.	Assist in coordinating and facilitating the annual audit of the Fund’s financial statements with the independent registered public accountant for the Fund.

27.	Create and design annual and semi-annual shareholder reports. Plan, prepare and arrange for the printing and timely distribution of the reports to shareholders.

28.	Monitor services provided by the custodian of the Fund’s investment assets and cash balances. Review and/or negotiate fees for the services of the custodian.

29.	Coordinate and maintain continuous liaison with officers and personnel of the custodian, Fund counsel and independent registered public accountant.

30.	Oversee state registration of Fund shares, including oversight of the blue sky service provider. Review filings and authorize payments in connection with state registration requirements. Maintain a record of geographical distribution of sales of Fund shares in connection with state registration requirements.

31.	Consult with Fund counsel and accountants on current legal, accounting and tax matters.

32.	Assist with disbursement of all dividends and capital gain distributions.

33.	Oversee proxy solicitations, including preparation of the proxy statement, related SEC filings and printing and distribution of Notices of Meetings of Shareholders, proxy statements and proxy cards. Coordinate review of the proxy statement by Fund officers, Trustees, Fund counsel and independent registered public accountant. Coordinate and conduct shareholder meetings, including attending the meetings and preparing the minutes.

34.	Make Board-authorized transfers to the Fund's operating account from its custody account.

35.	Pay all Fund expenses from the Fund's operating account. Maintain a record of and monitor all Fund expenditures. Provide Board with regular reports setting out Fund expenses.

36.	Reconcile Fund’s operating account statement each month.

37.	Review and analyze Fund expense ratios and consider changes in accrual rates.

38.	Maintain filing schedule for all required Fund filings.

39.	Prepare and file necessary amendments to the Fund’s Registration Statement on Form N-1A, including that required for the renewal of and updates to the Fund prospectuses. Coordinate review by Fund service providers, including relevant business areas, Fund counsel and independent registered public accountant. Prepare and file supplements to the prospectus with the SEC.

40.	Prepare and file the N-SAR semi-annual report of the Fund with the SEC. N-SAR responses are generated from multiple sources and reviewed by multiple Fund officers.

41.	Develop and maintain disclosure controls and procedures in compliance with N-CSR and N-Q requirements. An Exception Review Group and the Sarbanes-Oxley Oversight Committee meet in connection with the filing of Form N-CSR and Form N-Q and as otherwise appropriate. The Sarbanes-Oxley Oversight Committee ensures that any material weakness or fraud, of which it is aware, is reported directly to the Fund’s Audit Committee and independent registered public accountant.

42.	Prepare and file Form N-CSR. Information required to be disclosed in Form N-CSR is gathered and communicated to Fund management, including its PEO and Principal Financial Officer (“PFO”) to allow timely decisions regarding required disclosure.

43.	Prepare and file Form N-Q.

44.	Prepare and file Form N-PX, the Fund’s annual proxy voting record.

45.	Prepare and file Form 24f-2.

46.	Keep informed with respect to regulatory and industry developments.

47.	Develop, administer and monitor the Codes of Ethics. Maintain a record of pre-clearance requests and monitor pre-clearance procedures, and receive and review annual reports and confirmation statements.

48.	Administer and monitor Codes of Conduct for Attorneys.

49.	Review with Fund counsel compliance with provisions of the Investment Company Act of 1940, as amended.

50.	Monitor, review and file applicable tax filings. Monitor tax law changes applicable to registered investment companies. Periodically analyze general ledger to ensure that required distributions for income and excise tax are met. Fund officers review the calculation of distributions and submit the same to the Trustees for approval. Ensure elections and schedules are properly calculated and included with tax returns. Maintain copies of all final schedules. Ensure tax returns (including extensions) are timely filed with federal and state authorities.

51.	Monitor and report regularly to the Board on the use of Fund assets for payments under Rule 12b-1 Plans of Distribution to assure such expenditures are limited to expenses authorized by the Board of Trustees, and are within overall Plan limits. Review all Plan payments for consistency with the terms of the Plans. Assist Board in the review of materials presented by principal underwriter and Fund counsel to assist Trustees in assessing annual required renewal of each 12b-1 Plan. Review relevant sales literature for consistency with Fund policies and procedures.

52.	Participate in the development and implementation of the Fund’s privacy policy as required under Regulation S-P. Implement and maintain the privacy policy and periodically remind staff of obligations under the policy.

53.	Monitor and assist in maintaining the Fund’s procedures related to applicable anti-money laundering requirements and customer identification program.

54.	Assist Board in developing procedures and recommending changes to Audit Committee Charter to comply with applicable requirements.

55.	Reconcile month-end custodian account statements with fund accounting records, including security positions. Any discrepancies are noted, researched and resolved.

56.	Monitor reports and file required items necessary for compliance with Section 17f-2 of the Investment Company Act of 1940.

57.	Review annual renewal information related to fidelity bond and other insurance policies for the Fund and complete necessary filings with the SEC.

58.	Receive and review a month-end portfolio pricing report of all Fund assets. Any exceptions are investigated and reconciled.

59.	Securities without readily available market prices are priced using Board approved valuation procedures. Maintain records of fair valued securities. Prepare Board reports concerning fair valued securities.

60.	Perform periodic compliance reviews relating to policies and procedures of the Fund, as deemed necessary by WMC.

61.	Receive and review monthly fund accounting exception reports.

62.	Develop and monitor “whistle blower” provision to allow WMC personnel to report possible violations of Fund policies or regulations.

63.	Coordinate 17a-7 interfund transactions.

64.	Respond directly and/or in coordination with appropriate service provider to inquiries received directly from shareholders and dealers. Maintain a copy of related correspondence. Make special reports to shareholders, as requested.

65.	Maintain a disaster recovery program to provide for effective contingent operations as well as communication with key service providers in the event of business location failure.

66.	Provide information in response to regulatory examinations and provide exam assistance, including serving as the liaison with the examiners during the exam and assisting with preparation of any exam response.

67.	Prepare and file amendments to the declaration of trust and prepare amendments to the by-laws.

68.	Administer Trustee compensation.

69.	Provide and administer Trustee website.

70.	Perform such other activities, duties and responsibilities as promulgated by rule, regulation or board request.

71.	Provide office space, secretarial and clerical services, office equipment, supplies and communication facilities.